            Consent of Independent Registered Public Accounting Firm


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 16 to the Registration Statement on Form N-6 (the "Registration Statement") of our report dated March 15, 2006, relating to the consolidated financial statements of New York Life Insurance and Annuity Corporation, and of our report dated February 22, 2006, relating to the financial statements and financial highlights of New York Life Insurance and Annuity Corporation Variable Universal Life Separate Account-I, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Statements" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP

New York, New York
August 15, 2006